Exhibit 99.1

Genworth Financial Announces Second Quarter 2010 Results

Strong International Performance With Continued U.S. Mortgage Insurance Progress

Richmond, VA (July 29, 2010) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the second quarter of 2010. Net income1, before provision for noncontrolling interests, was $77 million, or $0.16 per diluted share, compared with a net loss of $50 million, or $0.11 per diluted share, in the second quarter of 2009. Net operating income2, before provision for noncontrolling interests, for the second quarter of 2010 was $153 million, or $0.31 per diluted share, compared with net operating income of $9 million, or $0.02 per diluted share, in the second quarter of 2009.

Reflecting the company’s reduction in ownership of Genworth MI Canada (MIC) in the third quarter of 2009 from 100 percent to 57.5 percent in connection with an initial public offering (IPO) transaction, Genworth’s net income available to Genworth’s common stockholders was $42 million, or $0.08 per diluted share, in the second quarter of 2010. On this same basis, net operating income available to Genworth’s common stockholders for the second quarter of 2010 was $118 million, or $0.24 per diluted share.

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income, net operating income per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per share, net operating income available to Genworth’s common stockholders, net operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

	Three months ended June 30 (Unaudited)
	2010		2009
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)

Net income (loss)	$77	$0.16	$(50)	$(0.11)
Less: net income attributable to noncontrolling interests	35	0.07	N/A [3]	N/A

Net income (loss) available to Genworth’s common stockholders	$42	$0.08	$(50)	$(0.11)

Net operating income	$153	$0.31	$9	$0.02
Less: net operating income attributable to noncontrolling interests	35	0.07	N/A	N/A

Net operating income available to Genworth’s common stockholders	$118	$0.24	$9	$0.02

Weighted average diluted shares	494.2		433.2

Genworth’s results in the quarter included net operating income of $114 million from the Retirement and Protection segment and $105 million from the International segment. This was partially offset by lower net operating losses of $40 million in the U.S. Mortgage Insurance (U.S. MI) segment and a loss of $61 million in Corporate and Other. The impact of foreign exchange on net operating income in the second quarter of 2010 was a favorable $13 million versus the prior year quarter.

[3]	N/A—Not Applicable.

“Genworth continued strategic progress on all fronts delivering strong international results, good sales momentum and improved performance in U.S. Mortgage Insurance and investment income,” said Michael D. Fraizer, chairman and chief executive officer. “Looking ahead, we continue to position the company effectively to navigate the slow economic recoveries we see in the U.S. and Europe while investing in our priority growth platforms.”

Second Quarter Highlights

Sales and Earnings Growth

•	Combined sales of term life insurance and the new ColonySM TermUL product grew 56 percent versus the prior year and 17 percent sequentially.

•	Individual long term care (LTC) insurance sales increased 36 percent versus the prior year, marking the fifth sequential quarter of growth.

•	Wealth management net flows were $436 million, the fifth consecutive quarter of positive net flows, bringing assets under management (AUM) to $19.5 billion.

•	Flow new insurance written (NIW) in Canada increased 61 percent[4] from the prior year.

•

A total of $3.5 billion of excess cash has been redeployed since the beginning of the fourth quarter of 2009 through the second quarter of 2010, marking the successful completion of the company’s strategy to reinvest $2.5 billion to $3.5 billion of excess cash by mid-2010.

•

Mortgage insurance loss ratios improved sequentially in both Canada and Australia from continued favorable economic conditions and ongoing loss mitigation benefits. In Canada, delinquencies peaked for the 2006 and 2007 book years.

•

U.S. MI flow delinquencies declined four percent sequentially reflecting the lowest level of new flow delinquencies seen since the first quarter of 2008. Loss mitigation activities resulted in a net $217 million of savings in the quarter, including $160 million in savings from various loan modification programs such as the Home Affordable Modification Program (HAMP). Year to date loan modifications and other workout actions enabled nearly 17,000 homeowners to remain in their homes.

[4]	Percentage change excludes the impact of foreign exchange.

Capital Management & Flexibility

•	The holding company issued $400 million of debt and used $200 million of the proceeds to pay down a portion of outstanding borrowings under its credit facilities.

•

Genworth MI Canada (MIC) completed a CAD$275 million debt issuance during the quarter. In July, MIC initiated a share repurchase offer of up to CAD$325 million, which is scheduled to expire during the third quarter. As part of this share repurchase, Genworth expects to receive approximately $175 million in net proceeds by year end with no percentage change in its majority ownership position.

•

Consolidated U.S. life companies ended the quarter with a risk based capital (RBC) ratio of approximately 375 percent[5], consistent with the company’s year end 2010 target to be at or above 350 percent.

•	The consolidated risk to capital ratio across the U.S. mortgage insurance companies was 15.1:1[5], up slightly from 14.9:1 in the first quarter of 2010.

•	Regulatory capital ratios in Canada, Australia and lifestyle protection remained strong and well in excess of regulatory required levels.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The percentage changes including the impact of foreign exchange are included in a table at the end of this press release.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

[5]	Company estimate for the second quarter of 2010, due to the timing of the filing of statutory statements.

Retirement and Protection

Retirement and Protection Net Operating Income
(in millions)	Q2 10	Q2 09
Life Insurance	$32	$58
Long Term Care	47	42
Wealth Management	10	7
Retirement Income
Fee-Based	—	15
Spread-Based	25	1

Total Retirement and Protection	$114	$123

Sales
(in millions)	Q2 10	Q2 09
Life Insurance	$64	$49
Long Term Care	60	44
Wealth Management
Gross Flows	1,362	1,113
Net Flows	436	160
Retirement Income
Fee-Based	169	154
Spread-Based	162	296

Assets Under Management[6]
(in millions)	Q2 10	Q2 09
Wealth Management	$19,548	$15,909
Retirement Income Fee-Based	8,122	7,353
Retirement Income Spread-Based	18,761	19,714

Total Assets Under Management	$46,431	$42,976

Retirement and Protection earned $114 million compared with $123 million a year ago. Consolidated U.S. life insurance companies ended the quarter with a RBC ratio of approximately 375 percent5. The leadership lines of life insurance, LTC insurance and wealth management demonstrated strong sales growth over the prior year. Recently introduced products, expanded distribution relationships and enhanced service offerings contributed to sales growth.

Life insurance earnings decreased to $32 million as higher investment income was more than offset by lower persistency on 10 year level term policies coming out of the level premium period and sound but less favorable mortality experience than in the prior year. Total life sales increased 31 percent reflecting strong adoption of recently introduced life insurance products with more capital efficient designs.

LTC earnings increased $5 million to $47 million reflecting higher investment income and new business growth, partially offset by lower policy terminations as they return to historical levels. Individual LTC sales increased $9 million year over year, with strong growth in the independent sales channel. Group LTC sales increased to $3 million in the quarter, up from $1 million a year ago, while linked benefit sales grew to $12 million, up from $5 million a year ago.

Wealth management earnings increased to $10 million from $7 million primarily from increased revenue associated with growth in average AUM. Net flows were $436 million, representing the fifth consecutive quarter of positive net flows. Positive net flows were more than offset by weak market performance resulting in a modest sequential decrease in AUM to $19.5 billion.

[6]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

Retirement income fee-based earnings were break even, down from $15 million in the prior year. Results were significantly impacted by declines in the equity markets, which accelerated deferred acquisition cost (DAC) amortization and reduced variable annuity income. Total variable annuity sales were $169 million compared with $154 million in the prior year.

Retirement income spread-based earnings increased to $25 million compared with $1 million in the prior year from improved investment income and a $6 million favorable DAC unlocking related to low lapse experience. Total spread-based AUM decreased modestly on a sequential basis to $18.8 billion reflecting low lapse experience and selective new sales given the low interest rate environment.

International

International Net Operating Income (Loss)
(in millions)	Q2 10	Q2 09
Mortgage Insurance
Canada:
Net operating income	$80	$58
Less: net operating income attributable to noncontrolling interests	35	N/A

Net operating income available to Genworth’s common stockholders	45	58
Australia	59	32
Other International	(11)	(7)
Lifestyle Protection	12	4

Total International	$105	$87

International Sales
(in billions)	Q2 10	Q2 09
Mortgage Insurance (MI)
Flow
Canada	$6.7	$3.6
Australia	6.0	8.7
Other International	0.7	0.6
Bulk
Canada	0.3	—
Australia	1.2	—
Other International	—	0.1

Total International MI	$14.9	$13.0

Lifestyle Protection	$0.4	$0.5

International earnings, before provision for noncontrolling interests, increased 41 percent4 to $140 million driven by strong earnings growth in Canada and Australia mortgage insurance and improved results in lifestyle protection.

In Canada, national home prices improved over 2009 levels, and the unemployment rate improved sequentially to 7.9 percent from 8.2 percent.

Total Canadian operating earnings increased 21 percent4 from the prior year primarily from lower losses. The loss ratio declined from 48 percent in the prior year quarter to 32 percent in the second quarter reflecting improved economic conditions and ongoing loss mitigation benefits. Based on recent delinquency experience, the 2006 and 2007 book years passed their peak delinquency period.

Flow NIW in Canada increased 61 percent4 from the prior year as a result of growth in the mortgage origination market as strong job growth, improving consumer confidence and relatively low interest rates contributed to higher mortgage volumes. Housing demand was strong in the first half of 2010 in advance of an anticipated increase in mortgage interest rates. Mortgage origination volume also benefited sequentially from traditional spring market seasonality.

The regulatory capital ratio in Canada increased sequentially to 154 percent5 from 150 percent. Genworth MI Canada completed a CAD$275 million debt issuance during the quarter, and in July, initiated a share repurchase offer of up to CAD$325 million, which is scheduled to expire during the third quarter. As part of this share repurchase, Genworth expects to receive approximately $175 million in net proceeds in 2010 with no percentage change in its majority ownership position. GAAP book value for the Canada MI business was $2.6 billion at quarter end, of which $1.5 billion represented Genworth’s 57.5 percent ownership interest.

In Australia, national home prices increased compared with 2009 and the unemployment rate improved sequentially to 5.1 percent from 5.3 percent.

Australia operating earnings increased 59 percent4 primarily from cumulative benefits from a tax law change of $16 million and improved loss experience. On a sequential basis, the loss ratio decreased two points to 42 percent reflecting improved economic conditions. Concurrently, higher interest rates and reduced government first-time homebuyer program benefits slowed mortgage originations as expected. This led to a 41 percent4 decline in flow NIW in Australia year over year and 10 percent4 sequentially as stable account penetration was more than offset by a smaller mortgage origination market. Bulk NIW increased to $1.2 billion, a sign of modest liquidity improvements returning to the securitization market.

The regulatory capital ratio in Australia increased sequentially to 155 percent5, reflecting in force profitability and increased use of reinsurance. GAAP book value for Australia mortgage insurance at quarter end was $1.5 billion.

Other international mortgage insurance had an $11 million net operating loss primarily from settlement agreements with two lenders in Spain, which reduced risk in force (RIF) in Spain to $125 million from $439 million at the end of the first quarter. In total, loss mitigation actions continued to lower European RIF, which declined by approximately $1.9 billion from the prior year quarter to $3.9 billion.

Lifestyle protection earnings increased to $12 million from $4 million in the prior year quarter from improved loss experience and product re-pricing. Loss experience improved sequentially reflecting a decline in new claim registrations as well as benefits from price and distribution contract changes made in select markets. Sales declined compared with the prior year as new product and distribution initiatives were more than offset by low levels of consumer lending reflecting the stressed economic environment in Europe. In lifestyle protection, the regulatory capital ratio ended the quarter at 234 percent5.

U.S. Mortgage Insurance

U.S. Mortgage Insurance
(in millions)	Q2 10	Q2 09
Net Operating Loss	$(40)	$(134)

Primary Sales
(in billions)	Q2 10	Q2 09
Flow	$2.1	$1.6
Bulk	0.1	1.7

Total Primary Sales	$2.2	$3.3

U.S. MI had a $40 million net operating loss, an improvement from a $134 million loss in the prior year quarter, primarily from improved loss performance. Lower new delinquencies, improved cure rates and increased loss mitigation savings resulted in a decline in gross losses compared with the prior year. The loss ratio declined from 225 percent to 141 percent versus the prior year quarter. The risk to capital ratio increased moderately to 15.1:15 from 14.9:1 in the first quarter.

On a sequential basis, total losses increased to $216 million from $196 million as lower new flow delinquencies were more than offset by aging of the flow delinquency inventory, lower loss mitigation savings and bulk contract settlements.

Gross flow losses increased sequentially to $249 million from $226 million as a decline in new delinquencies was more than offset by lower loss mitigation savings and a modest increase in average reserve per delinquency.

New flow delinquencies decreased four percent sequentially from normal seasonal reductions in new delinquencies, the 2006 and 2007 book years moving out of the peak delinquency period and low delinquencies in recent book years. Flow delinquencies declined to approximately 98,800 from 102,400 in the first quarter, with new delinquencies down about 4,600. The flow average reserve per delinquency increased slightly to $19,500 from $19,200 on a sequential basis as a result of a change in the mix of the delinquency inventory from two primary factors. First, the decrease in new flow delinquencies reduced the proportion of early stage delinquencies. As a result, the delinquency inventory was more heavily weighted to late stage delinquencies. Second, the later stage delinquencies were primarily from higher loan balance states and specialty products which carry higher reserves per delinquency.

Loss mitigation activities, including workouts, presales, policy rescissions and targeted settlements, net of reinstatements, resulted in $217 million of savings in the quarter. This included approximately $160 million in savings from various loan modification programs, slightly more than half of which were modified through HAMP. At the end of the second quarter, approximately 16,000 loans that have been approved to participate in HAMP remained in the pipeline, down from 28,000 in the first quarter with 5,300 closing during the quarter. Based upon reporting from the government sponsored enterprises (GSEs) and certain servicers, the company estimates that there has been a shift in modification starts from HAMP to alternative modification programs. Alternative modification program closings in the quarter increased sequentially from 3,600 to 4,300. As expected, benefits from loss mitigation activities continue to shift from rescissions to loan modifications. In addition, in the quarter the company reached settlements with a servicer and a GSE. In total, loss mitigation savings are expected to approximate the 2009 level and could fluctuate primarily from loan modification program results and new delinquency development in the second half of the year.

Flow NIW increased sequentially by $600 million as the mortgage insurance market size increased modestly. The company’s estimated market share decreased sequentially to 16 percent5 from 17 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $500 million of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

Gross bulk losses increased to $21 million from $4 million in the first quarter from contract settlements. Genworth continued to reduce its bulk RIF, reaching contract settlements with a servicer and a GSE regarding claim payment terms, allowing the transactions to be canceled. As a result of these actions, bulk RIF declined to $509 million compared with $775 million a year ago.

Corporate and Other

Corporate and Other
(in millions)	Q2 10	Q2 09
Net Operating Loss	$(61)	$(67)

Corporate and Other net operating loss was $61 million compared with $67 million in the prior year quarter. Results in the prior year included $19 million of income associated with repurchases of funding agreements backing notes offset by $22 million in lower tax benefits.

Holding company cash and cash equivalents totaled $0.9 billion and highly liquid treasury securities totaled $0.2 billion at the end of the second quarter.

Investments

Net income in the quarter included net investment losses, net of tax and other adjustments, of $76 million. Excluding $31 million of mark to market valuation losses from securitization entities, after tax net investment losses were $45 million, including $32 million of net other-than-temporary impairments, $25 million of losses on derivatives used for risk management purposes and $13 million of unfavorable market valuation allowances on held-for-sale commercial mortgage loans, partially offset by $12 million of net realized gains from asset sales.

Credit related impairments totaled $32 million and were primarily comprised of

•	$14 million from sub-prime and Alt-A residential mortgage-backed securities (RMBS),

•	$13 million from other structured securities, with $9 million related to asset-backed securities (ABS),

•	$3 million from commercial mortgage loans and

•	$2 million from limited partnerships.

Net unrealized investment gains were $29 million, net of tax and other items, as of June 30, 2010, compared with $0.9 billion of net unrealized investment losses, net of tax and other items, as of March 31, 2010. The fixed maturity securities portfolio had gross unrealized investment losses of $2.3 billion compared with $2.7 billion as of March 31, 2010 and gross unrealized investment gains of $2.6 billion compared with $1.5 billion as of March 31, 2010.

Stockholders’ Equity

Stockholders’ equity as of June 30, 2010 increased to $13.9 billion, or $28.48 per share, compared with $12.9 billion, or $26.36 per share, as of March 31, 2010. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of June 30, 2010 increased to $12.6 billion, or $25.76 per share, compared with $12.5 billion, or $25.65 per share, as of March 31, 2010.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement and Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the second quarter 2010 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on July 30, 2010 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s July 30 conference call is 877 548.7906 or 719 325.4784 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 4681129. The replay will be available through August 13, 2010.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended June 30, 2010 and 2009.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance. Management regularly monitors and reports the sales metric as a measure of volume of new and renewal business generated in a period. “Sales” refer to (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent measures of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

This press release also includes a metric related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales and other loan workouts and claim mitigation actions. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this metric helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, interest rate fluctuations and levels, adverse capital and credit market conditions, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio, defaults on commercial mortgage loans or investments in commercial mortgage-backed securities, goodwill impairments, the soundness of other financial institutions, the inability to access the company’s credit facilities, an adverse change in risk based capital and other regulatory requirements, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, competition, availability, affordability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances, such as genetic research and diagnostic imaging, and related legislation, unexpected changes in persistency rates, ability to continue to implement actions to mitigate the impact of statutory reserve requirements and the failure of demand for long term care insurance to increase;

•

Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value loans, competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates or severity of defaults, uncertain results of continued investigations of insured U.S. mortgage loans, possible rescissions of coverage and the results of objections to rescissions, the extent to which loan modifications and other similar programs may provide benefits to the company, unexpected changes in unemployment rates, further deterioration in economic conditions or a further decline in home prices, changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac), competition with government owned and government sponsored enterprises offering mortgage insurance (including the Federal Housing Administration), changes in regulations that affect the U.S. MI business, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, the impact of the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, legal actions under the Real Estate Settlement Procedures Act of 1974 and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248

alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2010	2009
Revenues:
Premiums	$1,470	$1,502
Net investment income	823	781
Net investment gains (losses)	(139)	(53)
Insurance and investment product fees and other	256	253

Total revenues	2,410	2,483

Benefits and expenses:
Benefits and other changes in policy reserves	1,340	1,492
Interest credited	211	263
Acquisition and operating expenses, net of deferrals	499	456
Amortization of deferred acquisition costs and intangibles	179	212
Interest expense	109	114

Total benefits and expenses	2,338	2,537

Income (loss) before income taxes	72	(54)
Benefit for income taxes	(5)	(4)

Net income (loss)	77	(50)
Less: net income attributable to noncontrolling interests	35	—

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$42	$(50)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.09	$(0.11)

Diluted	$0.08	$(0.11)

Weighted-average common shares outstanding:
Basic	489.1	433.2

Diluted	494.2	433.2

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended June 30,
	2010	2009
Net operating income (loss):
Retirement and Protection segment	$114	$123
International segment	105	87
U.S. Mortgage Insurance segment	(40)	(134)
Corporate and Other	(61)	(67)

Net operating income	118	9
Adjustment to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(76)	(59)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	42	(50)
Add: net income attributable to noncontrolling interests	35	—

Net income (loss)	$77	$(50)

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.09	$(0.11)

Diluted	$0.08	$(0.11)

Net operating income per common share:
Basic	$0.24	$0.02

Diluted	$0.24	$0.02

Weighted-average common shares outstanding:
Basic	489.1	433.2

Diluted	494.2	433.2

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30, 2010	December 31, 2009
Assets
Cash, cash equivalents and invested assets	$72,493	$69,208
Deferred acquisition costs	7,170	7,341
Intangible assets	789	934
Goodwill	1,313	1,324
Reinsurance recoverable	17,279	17,332
Deferred tax and other assets	1,024	1,046
Separate account assets	10,284	11,002

Total assets	$110,352	$108,187

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$29,929	$29,469
Policyholder account balances	28,338	28,470
Liability for policy and contract claims	6,302	6,567
Unearned premiums	4,238	4,714
Deferred tax and other liabilities	7,191	6,601
Borrowings related to securitization entities	525	—
Non-recourse funding obligations	3,437	3,443
Short-term borrowings	730	930
Long-term borrowings	4,331	3,641
Separate account liabilities	10,284	11,002

Total liabilities	95,305	94,837

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,078	12,034
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	208	(1,151)
Net unrealized gains (losses) on other-than-temporarily impaired securities	(179)	(247)

Net unrealized investment gains (losses)	29	(1,398)

Derivatives qualifying as hedges	1,162	802
Foreign currency translation and other adjustments	140	432

Total accumulated other comprehensive income (loss)	1,331	(164)
Retained earnings	3,221	3,105
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	13,931	12,276
Noncontrolling interests	1,116	1,074

Total stockholders’ equity	15,047	13,350

Total liabilities and stockholders’ equity	$110,352	$108,187

Impact of Foreign Exchange on Operating Results7

Three months ended June 30, 2010

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[8]
International:
Total operating income	61%	41%

Canada Mortgage Insurance (MI):
Total Canada MI operating income	38%	21%
Flow new insurance written	86%	61%

Australia MI:
Net operating income	84%	59%
Flow new insurance written	(31)%	(41)%
Flow new insurance written (2Q10 vs. 1Q10)	(10)%	(10)%

[7]	All percentages are comparing the second quarter of 2010 to the second quarter of 2009 unless otherwise stated.
[8]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.